EXHIBIT 99.1

HepaLife Targets Avian Flu: New Report Alerts Senior State Officials and Governors to Pandemic Influenza.

National Governors Association (NGA) report warns: “The effects of a pandemic flu will be broad, deep, and simultaneous…”; Medical response capabilities will be limited, and potentially depleted if effective vaccines are not developed in sufficient quantities.

Boston, MA – July 24, 2006 – HepaLife Technologies Inc. (OTCBB: HPLF) (FWB: HL1), (WKN: 500625) today announced plans to further the development of new cell-culture based vaccines to protect against the spread of influenza viruses, including the highly lethal H5N1 avian flu virus, projected to infect as many as 90 million Americans, or one-third of the population in severe pandemic conditions, and considered “one of the most deadly human diseases ever reported,” according to a recently issued National Governors Association (NGA) report.

The report (released on July 18, 2006) urges, “We must consider the global spread of this virus to be an immediate possibility,” warning America’s Governors and lead state officials that two of the three essential conditions for a pandemic influenza have already been met.  Namely, the avian flu virus has successfully transferred from animals to humans, and the virus is lethal to humans.  Ominously, the report explains that the virus is mutating in ways that may increase fulfillment of the third and final criteria – efficient spread of the virus by means of coughing, sneezing, handshakes, or contaminated media such as doorknobs.

“Once adapted, the avian flu will have the potential to become a pandemic and time will be short,” the NGA report states.  “When the human-to-human transfer begins, unless it is rapidly controlled in the locality of the outbreak, it is estimated that with current levels of international travel it will become a pandemic in a matter of weeks.”

“This report illustrates the immediate need to respond to the avian flu’s pandemic threat,” stated Mr. Harmel S. Rayat, President and CEO of HepaLife.  “Most importantly, the report attributes the dramatic depletion of America’s medical response resources during a potential pandemic, and the ongoing spread of avian flu to the fact that there are no vaccines available for public use and they may not be available for inoculation prior to the start of such a pandemic.

“Clearly, there is a need to quickly develop an effective vaccine, but current vaccine production methods are based on decades old technology that takes six to nine months to produce only a few doses of vaccine inside embryonated chicken eggs.  Relying on millions of eggs and dealing with their risks and impurities is remarkably inefficient, especially in contrast to modern, cell-based vaccine production methods we’re developing at HepaLife,” explained Mr. Rayat.

Currently, vaccine production involves injecting a small amount of a targeted virus into fertilized chicken eggs, where the virus multiplies. After the virus is harvested from the eggs, chemicals inactivate and purify the virus, which is then blended into a vaccine and bottled in vials. This production method takes at least six months.

In the event of a flu pandemic, it is unlikely that current egg-based vaccines will be produced fast enough to meet expected demand due to the lengthy production time.  Additionally, vaccines go stale quickly, and small changes in a virus's makeup can render them useless. Transferring production to a cell-culture based system will avoid many of these problems and reduce lot to lot variation in vaccine efficacy and potency.

Protected by five issued patents, including US patent 5,989,805 (“Immortal Avian Cell Line To Grow Avian and Animal Viruses To Produce Vaccines”), HepaLife is developing production methods to make flu vaccines faster and at less cost by means of a line of cells that may be able to grow human viruses instead of using the traditional chicken egg process.

Cell-based virus production would eliminate problems created by allergies to egg albumin, and allow vaccines to be developed more quickly in response to various mutations of viruses.  The same technology could also replace expensive influenza diagnostics for avian flu by reducing the time to detection and cost of analysis, critical factors in a large scale surveillance program.

ABOUT AVIAN FLU

The H5N1 strain of avian flu can be transmitted from birds to humans. From 2003 to June 6, 2006 the World Health Organization has confirmed 225 human cases, including 128 deaths. There is currently no vaccine available to protect humans from H5N1.

The Centers for Disease Control states, “There is little pre-existing natural immunity to H5N1 infection in the human population. If these H5N1 viruses gain the ability for efficient and sustained transmission among humans, an influenza pandemic could result, with potentially high rates of illness and death.” In May, the White House issued a report saying that a disease outbreak could lead to the deaths of 200,000 to 2 million in the U.S. alone.

ABOUT HEPALIFE TECHNOLOGIES, INC.

HepaLife Technologies, Inc. (OTCBB: HPLF) (FWB: HL1) (WKN: 500625) is a development stage biotechnology company focused on the identification, development and eventual commercialization of cell-based technologies and products.

Current cell-based technologies under development by HepaLife include 1) the first-of- its-kind artificial liver device, 2) proprietary in-vitro toxicology and pre-clinical drug testing platforms, and 3) cell-culture based vaccines to protect against the spread of influenza viruses among humans, including potentially the high pathogenicity H5N1 virus.

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Contact:

HepaLife Technologies, Inc.

Ms. Laura Rivers-Bowerman, Shareholder Communications

Phone: (800) 518-4879

Web Site: www.HepaLife.com